Exhibit 3.7

FORM OF CERTIFICATE OF DESIGNATIONS OF

5.75% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

OF EDGE PETROLEUM CORPORATION

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Edge Petroleum Corporation, a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in Article FOURTH of its Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Pricing Committee (designated by the Board of Directors) by resolution adopted by unanimous written consent, pursuant to Section 141(f) of the DGCL, on January 24, 2007, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Pricing Committee by the Board of Directors, and in the Board of Directors by the Certificate of Incorporation, the Pricing Committee designated by the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of the Company’s preferred stock, par value $0.01 per share, with a liquidation preference of $50 per share, plus an amount equal to the sum of all accumulated and unpaid dividends, subject to adjustment as provided in Section 15(ii) hereof, which shall be designated as 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) consisting of 2,875,000 shares, no shares of which have heretofore been issued by the Company, having the following powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof:

Section 1. Ranking.  The Series A Preferred Stock will rank, with respect to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company: (i) senior to all Junior Stock, (ii) on parity with all Parity Stock and (iii) junior to all Debt Obligations and Senior Stock.  The Company’s ability to issue Capital Stock that ranks senior to its Series A Preferred Stock shall be subject to the provisions of Section 4 hereof.

Section 2. Dividends.

(i) Each holder of shares of the outstanding Series A Preferred Stock (together, the “Holders”) shall be entitled, when, as and if declared by the Board of Directors out of assets of the Company legally available therefor, to receive cumulative dividends at the rate per annum of 5.75% per share on the liquidation preference thereof of $50 per share of Series A Preferred Stock subject to adjustment as provided in Section 15(ii) hereof (such liquidation preference, as adjusted from time to time, the “Liquidation Preference”), payable in cash, payable quarterly in arrears (such rate, the “Dividend Rate”).  Dividends payable for each full dividend period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on each Dividend Payment Date (commencing April 15, 2007) for the quarterly period ending immediately prior to such Dividend Payment Date, to the holders of record of Series A Preferred Stock at the close of business on the Dividend Record Date applicable to such Dividend Payment Date.  Such dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Issue Date (whether or not in any dividend period or periods there shall be assets of the Company legally available for the payment of such dividends in whole or in part).  The initial dividend on the Series A Preferred Stock, for the period commencing on January 30, 2007, to but excluding April 15, 2007, shall be $              per share and shall be payable, when, as and if declared, on April 15, 2007.  Each subsequent quarterly dividend on the Series A Preferred Stock, when, as and if declared, shall be $0.71875 per share.  Dividends payable for any partial dividend period, including the initial dividend period ending immediately prior to April 15, 2007, shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months.

(ii) No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum of money or number of shares of Common Stock have been set apart for the payment of such dividend, upon all outstanding shares of Series A Preferred Stock.

(iii) The Company is only obligated to pay a dividend on the Series A Preferred Stock if the Board of Directors declares the dividend payable and the Company has assets that legally can be used to the pay the dividend.

(iv) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock), rights issued under “poison pill” rights plans to purchase Junior Stock and cash paid in lieu of fractional shares in accordance with Section 13 hereof) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accumulated and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock and any Parity Stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.  Notwithstanding the foregoing, if full dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on the Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other.

(v) Holders shall not be entitled to any dividends on the Series A Preferred Stock in excess of full cumulative dividends calculated pursuant to this Section 2.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears.

(vi) With respect to dividends that have been declared for payment, a Holder at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on its Series A Preferred Stock on the next succeeding Dividend Payment Date notwithstanding the Company’s default in payment of the dividend due on that Dividend Payment Date.

(vii) Dividends in arrears on the Series A Preferred Stock in respect of a dividend period not declared for payment (“Delayed Dividends”) may be declared by the Board of Directors and paid on any date fixed by the Board of Directors, whether or not a Dividend Payment Date, to the Holders of record as they appear on the stock register of the Company on a record date selected by the Board of Directors, which shall (a) not precede the date the Board of Directors declares the dividend payable and (b) not be more than 60 days prior to the date the dividend is paid.

(viii) Holders will not have any right to receive dividends that may be declared on the Common Stock.  The right to receive dividends declared on the Common Stock will be realized only after conversion of a Holder’s shares of Series A Preferred Stock into shares of Common Stock.

Section 3. Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Company, each Holder shall be entitled to receive and to be paid out of the assets of the Company available for distribution to stockholders of the Company, before any payment or distribution of assets is made to holders of the Common Stock or any other Junior Stock but after any payment or distribution in respect of Debt Obligations or Senior Stock, the Liquidation Preference, plus accumulated and unpaid dividends (whether or not declared) thereon to the date fixed for liquidation, winding up or dissolution.

(ii) Neither the sale, conveyance or other transfer of all or substantially all of the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 3.

(iii) In the event the assets of the Company available for distribution to Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 3(i) and amounts to which holders of Parity Stock are entitled, no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock and holders of Parity Stock, ratably, in proportion to the full distributable amounts for which Holders and holders of any Parity Stock are entitled upon such liquidation, winding-up or dissolution, with the amount allocable to each series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each series and accumulated and unpaid dividends to which each series is entitled.

(iv) After the payment to the Holders of full preferential amounts provided for in Sections 3(i) and 3(iii) hereof, the Holders as such shall have no right or claim to any of the remaining assets of the Company.

Section 4. Voting Rights.

(i) Holders shall have no voting rights, except as set forth in this Section 4 or as expressly required by Delaware law from time to time.

(ii) If and whenever (a) six full quarterly dividends, whether or not consecutive, payable on the Series A Preferred Stock, are not paid or (b) the Company fails to pay the purchase price on the Fundamental Change Purchase Date for shares of Series A Preferred Stock following a Fundamental Change, then, in each case, the number of directors constituting the Board of Directors will be increased by two and the holders of the Series A Preferred Stock, voting as a single class with any other class or series of preferred stock having similar voting rights that are exercisable, shall have a right to elect those additional directors to the Board of Directors until all accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full or until the purchase price for shares of Series A Preferred Stock following a Fundamental Change has been paid in full, as the case may be.  The directors so elected shall not be divided into the classes of the Board of Directors, but shall serve for annual terms.  To exercise this right, any Holder may by written notice request that the Board of Directors call a special meeting of the holders of the Company’s preferred stock for the purpose of electing the additional directors and, if such non-payment of dividends is continuing, the Board of Directors shall call such meeting within 60 days after such written request.  The terms of the directors so elected will continue until such time as all accumulated and unpaid dividends on the Series A Preferred Stock have been paid in full or until the purchase price for shares of Series A Preferred Stock following a Fundamental Change has been paid in full, as the case may be, and at such time, the number of directors will, without further action, be reduced by two.

(iii) So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote of stockholders of the Company required under applicable law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least 66 2/3% of the then outstanding shares of the Series A Preferred Stock will be required to approve (a) any amendment of the Certificate of Incorporation, by merger or otherwise, if the amendment would alter or change the powers, preferences, privileges or rights of the Series A Preferred Stock so as to affect the Holders adversely, (b) the issuance, authorization or increase in the authorized amount of, or the issuance or authorization of any obligation or security convertible into or evidencing a right to purchase any class or series of Senior Stock or (c) any reclassification of any authorized stock of the Company into any class or series of, or any obligation or security convertible into or evidencing a right to purchase, any Senior Stock; provided that no such vote shall be required for the Company to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any Parity Stock or Junior Stock.

(iv) In all cases where the Holders are entitled to vote, each share of Series A Preferred Stock shall be entitled to one vote.  When the Holders are entitled to vote as a class with holders of any other class or series of preferred stock having similar voting rights that are exercisable, each class or series shall have the number of votes proportionate to the aggregate liquidation preference of its outstanding shares.  Holders shall generally not have any vote in a merger or consolidation, including in any such transactions in which the Series A Preferred Stock is converted into the right to receive cash or securities; provided, however, that as described in Section 4(iii)(a), Holders shall be entitled to vote in mergers and consolidations that amend the powers, preferences, privileges or rights of the Holders so as to adversely affect them.

Section 5. Forced Conversion; Limited Optional Redemption.

(i) On or after January 20, 2010, the Company may at any time, by providing not less than 15 nor more than 45 days’ notice, cause the Series A Preferred Stock to be automatically converted at the applicable Conversion Rate (a “Forced Conversion”); provided that the Company may exercise this right only if the Closing Sale Price of the Common Stock for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the date the Company gives notice of its election to call a Forced Conversion (by press release as described in Section 5(ii) hereof), equals or exceeds 130% of the Conversion Price on each such Trading Day.

(ii)To exercise its right to call a Forced Conversion, the Company must issue a press release prior to the close of business on the first Trading Day following any date on which the conditions described in Section 5(i) hereof are met, announcing such election to call a Forced Conversion. The Company will also give notice by mail or by publication (with subsequent prompt notice by mail) to the Holders (not more than seven Business Days after the date of the press release) of the election to call a

Forced Conversion. The forced conversion date will be a date selected by the Company (the “Forced Conversion Date”) and will be no more than 45 days or less than 15 days after the date on which the Company issues the press release described in this Section 5(ii).

(iii) In addition to any information required by applicable law or regulation, the press release and notice of a Forced Conversion described in this Section 5 shall state, as appropriate:

(a) the Forced Conversion Date;

(b) the Conversion Rate and whether the conversion obligation will be satisfied in cash, shares of Common Stock or a combination of cash and shares of Common Stock; and

(c) that dividends on the Series A Preferred Stock to be converted will cease to accumulate on the Forced Conversion Date.

The provisions under Section 9 hereof shall apply as if the Forced Conversion Date were the date on which the Company received notice of conversion; provided that the provisions related to conversion retraction described in Section 9(ii)(b) shall not apply.

(iv) On and after the Forced Conversion Date, dividends shall cease to accumulate on the Series A Preferred Stock to be converted, all rights of Holders of such Series A Preferred Stock shall terminate and all outstanding shares of Series A Preferred Stock shall automatically convert at the applicable Conversion Rate.  The dividend payment with respect to the Series A Preferred Stock for which a Forced Conversion Date occurs during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date will be payable on such Dividend Payment Date to the record holder of such share on such Dividend Record Date.  Except as provided in the immediately preceding sentence, with respect to a Forced Conversion, no payment or adjustment will be made upon conversion of Series A Preferred Stock for accumulated and unpaid dividends or for dividends with respect to the Common Stock issued upon such conversion.

(v) The Company may not authorize, issue a press release announcing or give notice of any Forced Conversion pursuant to Section 5(i) hereof unless, prior to giving the forced conversion notice, all accumulated and unpaid dividends on the Series A Preferred Stock for periods ended prior to the date of such press release or notice shall have been paid.

(vi) In addition to the Company’s right to call a Forced Conversion as described in Section 5(i) hereof, if fewer than 15% of the shares of Series A Preferred Stock issued by the Company on the Issue Date (plus 15% of any additional shares issued by the Company pursuant to the underwriters’ over-allotment option with respect to such issuance) are outstanding, the Company shall have the right, at any time on or after January 20, 2010, at its option in accordance with this clause (vi), to redeem for cash all such outstanding shares of Series A Preferred Stock, to the extent of lawfully available funds therefor, at a redemption price per share of Series A Preferred Stock equal to the Liquidation Preference plus an amount equal to accumulated and unpaid dividends to, but excluding, the Redemption Date, for each share of Series A Preferred Stock.  If the Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, (a) the Company shall pay the full amount of accumulated and unpaid dividends payable on such Dividend Payment Date only to the holder of record at the close of business on the corresponding Dividend Record Date and (b) the purchase price payable on the Redemption Date shall include only the Liquidation Preference, but shall not include any amount in respect of dividends declared and payable on such corresponding Dividend Payment Date.  The provisions of Section 5(iv) and Section 5(v) shall apply to any such redemption as if the Redemption Date were the Forced Conversion Date.  To exercise the redemption right for the Series A Preferred Stock as set forth in this Section 5(vi), the Company shall issue a notice by press release setting forth a redemption date (the “Redemption Date”) for the Series A Preferred Stock, which shall be at least 15 days but no more than 45 days after the date of such notice, followed by a notice by mail or by publication (with subsequent prompt notice by mail) to Holders not more than seven Business Days after the date of such press release notice; provided that the Company may not issue a redemption notice or press release, or otherwise exercise its redemption right set forth in this Section 5(vi), if at such time 15% or more of the shares of Series A Preferred Stock issued by the Company on the Issue Date (plus 15% of any additional shares issued by the Company pursuant to the underwriters’ over-allotment option with respect to such issuance) are outstanding or the Company shall not have paid all accumulated and unpaid dividends on the Series A Preferred Stock for all dividend periods ended prior to the date of such press release or notice.  On and after the Redemption Date, all rights of Holders will terminate except for the right to receive the redemption price for the shares of Series A Preferred Stock redeemed.  For the avoidance of doubt, the designation of a Redemption Date by the Company pursuant to this Section 5(vi) shall not terminate any conversion right with respect to the Series A Preferred Stock as set forth in Section 6 below.

Section 6. Conversion at the Option of the Holder.

(i) Subject to the Company’s right to call a Forced Conversion as described in Section 5(i) hereof, each share of Series A Preferred Stock will be convertible at any time at the option of the Holder thereof into approximately 3.0193 shares of Common Stock based on an initial conversion price of $16.56 per share (as such conversion price may be adjusted, the “Conversion Price”) subject to adjustment as set forth in Section 7 hereof.  Upon conversion, the Company shall have the right to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of Common Stock, as set forth in Section 9 hereof.  The conversion rate per share of Series A Preferred Stock at any time (as such conversion rate may be adjusted, the “Conversion Rate”) is equal to $50 divided by the Conversion Price at such time rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655).  Upon any conversion at a Holder’s option, the Holder shall not receive any cash payment representing accumulated and unpaid dividends on the Series A Preferred Stock, whether or not in arrears, except as set forth in Section 6(ii) hereof.

(ii) Holders of shares of Series A Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment, if declared and paid, on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date.  However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the close of business on the Business Day immediately preceding the applicable Dividend Payment Date must be accompanied by a payment in cash of an amount equal to the dividend payable on such shares of Series A Preferred Stock on that Dividend Payment Date (a) unless the Company has specified a Forced Conversion Date during such period and conversion occurs at any time after the Company has issued the press release announcing such Forced Conversion, (b) unless the Company has specified a Fundamental Change Purchase Date during such period or (c) except to the extent of any accumulated and unpaid dividends (for dividend periods other than the current dividend payment period).  A Holder on a Dividend Record Date who (or whose transferee) tenders any shares for conversion on the corresponding Dividend Payment Date shall receive the dividend payable by the Company if declared and paid on the Series A Preferred Stock on that date, and the converting holder shall not be required to include payment in the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion.

(iii) Subject to Section 15(i) hereof, the conversion right of a Holder shall be exercised by the Holder of shares of Series A Preferred Stock represented by physical certificates other than the Global Preferred Stock by the surrender to the Company of the certificates representing shares of Series A Preferred Stock to be converted at any time during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent to be maintained by it, accompanied by written notice to the Company in the form of Exhibit A that the Holder elects to convert all or a portion of the shares of Series A Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates representing shares of Common Stock are to be issued and (if so required by the Company or its duly appointed Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and, if required, by payment of funds equal to dividends payable on the next Dividend Payment Date to which such Holder is not entitled and by transfer tax stamps or funds therefor, if required pursuant to Section 15(vii) hereof.  Such conversion notice is irrevocable, unless the Company elects to settle all or a portion of the Conversion Value in cash, in which event such conversion notice may be retracted during the Conversion Retraction Period.  If a Holder’s shares of Series A Preferred

Stock are represented by Global Preferred Stock, such Holder must comply with the Depositary’s procedures for converting a beneficial interest in such Global Preferred Stock and, if required, pay funds equal to dividends payable on the next Dividend Payment Date to which such Holder is not entitled and, if required by Section 15(vii) hereof, pay all taxes or duties, if any.  The date on which a Holder satisfies the foregoing requirements for conversion is referred to herein as the “Conversion Date.”  If the Company elects to satisfy its conversion obligation only in shares of Common Stock, it will deliver the shares of Common Stock due upon conversion, together with any cash in lieu of fractional shares in accordance with Section 13 hereof, no later than the third Business Day following the Conversion Date, except as set forth in Section 8(iii) and Section 8(iv) hereof.  If the Company elects to satisfy any portion of its conversion obligation in cash, it will deliver the shares of Common Stock (if any) and cash due upon conversion on the third Business Day following the last Trading Day of the related Cash Settlement Averaging Period.  Immediately prior to the close of business on the Conversion Date, each converting Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s Series A Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder.  On the Conversion Date all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to: (a) receive certificates representing the number of whole shares of Common Stock into which such shares of Series A Preferred Stock have been converted and cash, in lieu of any fractional shares, in accordance with Section 13 hereof; (b) receive Additional Shares, cash or Reference Property, as applicable, payable upon a Fundamental Change, in accordance with Section 8(iv); and (c) exercise the rights to which they are entitled as holders of Common Stock.

Section 7. Anti-Dilution Adjustments.

(i) Anti-Dilution Adjustments.  The Conversion Price shall be subject to the following adjustments from time to time:

(a) Stock Dividends.  In case the Company shall pay or make a dividend or other distribution to all holders of Common Stock in shares of Common Stock, the Conversion Price, as in effect at the opening of business on the Business Day following the date fixed for the determination of stockholders of the Company entitled to receive such dividend or other distribution, shall be decreased by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such decrease to become effective immediately after the opening of business on the Business Day following the date fixed for such determination.

(b) Stock Purchase Rights.  In case the Company shall issue to all holders of its Common Stock rights, options or warrants, entitling them to subscribe for or purchase shares of Common Stock for a period expiring within 60 days from the date of issuance of such rights, options or warrants at a price per share of common stock (or having a conversion price per share) less than the Market Value as of the date fixed for the determination of stockholders of the Company entitled to receive such rights, options or warrants (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Price in effect at the opening of business on the Business Day following the date fixed for such determination shall be decreased by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate consideration expected to be received by the Company upon the exercise, conversion or exchange of such rights, options or warrants (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Market Value and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, either directly or indirectly, such decrease to become effective immediately after the opening of business on the Business Day following the date fixed for such determination; provided, however, that no such adjustment of Conversion Price shall be made if the Holders would be entitled to receive such rights, options or warrants without conversion and based on the applicable Conversion Rate; provided further, however, that if any of the foregoing rights, options or warrants is only exercisable upon the occurrence of a Triggering Event, then the Conversion Price will not be adjusted until such Triggering Event occurs.

(c) Stock Splits; Reverse Splits; Reclassifications and Combinations.  In case outstanding shares of Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the Business Day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately decreased, and, conversely, in case outstanding shares of Common Stock shall each be combined or reclassified into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the Business Day following the day upon which such combination or reclassification becomes effective shall be proportionately increased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the Business Day following the day upon which such subdivision, split, reclassification or combination becomes effective.

(d) Cash Distributions.  In case the Company shall, by dividend or otherwise, make distributions to all holders of its Common Stock exclusively in cash (excluding any dividend or distribution in connection with the liquidation, dissolution or winding up of the Company, or any distribution consisting of cash in part which is provided for in Section 7(i)(f) hereof) immediately after the close of business on such date for determination, the Conversion Price shall be adjusted by dividing the Conversion Price in effect immediately prior to the close of business on the date fixed for determination of the stockholders of the Company entitled to receive such distribution by a fraction, (A) the numerator of which shall be equal to the Market Value of a share of Common Stock as of the date fixed for such determination and (B) the denominator of which shall be equal to the Market Value of a share of Common Stock as of the date fixed for such determination less the per share amount of the dividend or distribution.

(e) Common Stock Repurchase Premiums.  In the case that a tender or exchange offer made by the Company or any Subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to stockholders of the Company (based on the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below)) of an aggregate consideration having a Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) per share of the Common Stock that exceeds the Closing Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, then, immediately prior to the opening of business on the Business Day after the last day (such day, the “Expiration Time”) tenders could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof), the Conversion Price shall be decreased by multiplying the Conversion Price immediately prior to the close of business on the Expiration Time by a fraction (1) the numerator of which shall be equal to (x) the product of (I) the Market Value as of the date of the Expiration Time and (II) the number of shares of Common Stock outstanding (including any Purchased Shares (as defined below)) on the Expiration Time less (y) the amount of cash plus the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders of the Company pursuant to the tender or exchange offer (assuming the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares (as defined below)), and (2) the denominator of which shall be equal to the product of (x) the Market Value as of the Expiration Time and (y) the number of shares of Common Stock outstanding (including any Purchased Shares (as defined below)) on the Expiration Time less the number of all shares validly tendered, not withdrawn and accepted for payment on the Expiration Time (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”).

(f) Debt, Asset or Security Distributions.  In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, assets or securities (but excluding any dividend or distributions referred to in Section 7(i)(a), 7(i)(b), 7(i)(c), 7(i)(d) or 7(ii)), the

Conversion Price shall be decreased by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders of the Company entitled to receive such distribution by a fraction, the numerator of which shall be the Market Value of a share of Common Stock as of the date fixed for such determination less the then Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator of which shall be the Market Value of a share of Common Stock as of the date fixed for such determination, such adjustment to become effective immediately prior to the opening of business on the Business Day following the date fixed for the determination of stockholders of the Company entitled to receive such distribution.

(ii) Right and Warrants.  If the Company distributes rights or warrants (other than those referred to above in Section 7(i)(b) hereof) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Company, the Holder of any shares of Series A Preferred Stock surrendered for conversion shall be entitled to receive upon such conversion, in addition to the shares of Common Stock then issuable upon such conversion (the “Conversion Shares”), a number of rights or warrants to be determined as follows:

(a) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the  “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and

(b) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Series A Preferred Stock was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Series A Preferred Stock been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants.

The Conversion Price shall not be subject to adjustment on account of any declaration, distribution or exercise of such rights or warrants.

(iii) De Minimis Adjustments.  Notwithstanding anything herein to the contrary, no adjustment under this Section 7 shall be made to the Conversion Price unless such adjustment would require an increase or decrease of at least one percent (1.0%) of the Conversion Price then in effect.  Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1.0%) of such Conversion Price; provided, however, that notwithstanding the foregoing, all such carried forward adjustments shall be made at the time the Company shall have designated a Forced Conversion Date or upon giving a Fundamental Change Notice, and at the time of conversion of Series A Preferred Stock.  No adjustment under this Section 7 shall be made if such adjustment will result in a Conversion Price that is less than the par value of the Common Stock.  All adjustments to the Conversion Price shall be calculated to the nearest 1/100th of a share of Common Stock (or if there is not a nearest 1/100th of a share to the next lower 1/100th of a share).

(iv) Tax-Related Adjustments.  The Company may make such decreases in the Conversion Price, in addition to those required by this Section 7, as the Board of Directors considers advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

(v) Stockholder Rights Plans.  Upon conversion of the Series A Preferred Stock, the Holders shall receive, in addition to the shares of Common Stock and any cash for fractional shares in accordance with Section 13 hereof, if any, the rights issued under any future stockholder rights plan the Company may establish whether or not such rights are separated from the Common Stock prior to conversion.  A distribution of rights pursuant to a stockholder rights plan will not result in an adjustment to the Conversion Price pursuant to Section 7(i)(b), 7(i)(f) or 7(ii) provided that the Company has provided for the Holders to receive such rights upon conversion.

(vi) Notice of Adjustment. Whenever the Conversion Price is adjusted in accordance with this Section 7, the Company shall (a) compute the Conversion Price in accordance with this Section 7 and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Price, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based and (b) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to this Section 7 (or if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), the Company or, at the request and expense of the Company, the Transfer Agent shall provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the adjusted Conversion Price.

(vii) Reversal of Adjustment.  If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

(viii) Exceptions to Adjustment.  The applicable Conversion Price shall not be adjusted:

(a) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(b) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;

(c) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date (including any shares of Series A Preferred Stock issued upon the exercise of any underwriter over-allotment option);

(d) for a change in the par value or no par value of Common Stock; or

(e) for accumulated and unpaid dividends.

Section 8. Fundamental Change.

(i) Within ten Trading Days after the Effective Date of a Fundamental Change (or, in the case of a Fundamental Change described in clause (b) of the definition of such term, within ten Trading Days prior to the anticipated Effective Date of such Fundamental Change) (the “Fundamental Change Notice Date”), the Company shall give notice of such Fundamental Change in accordance with Section 11(ii) hereof to each record holder of Series A Preferred Stock (the “Fundamental Change Notice”).  Such Fundamental Change Notice shall state:

(a)           the events causing the Fundamental Change;

(b)           the Effective Date or anticipated Effective Date of such Fundamental Change;

(c)           the purchase price and whether that price will be paid in cash, shares of Common Stock, or a combination of cash and shares of Common Stock;

(d)           the name and address of the Transfer Agent; and

(e)           if applicable, the expected determination of the number of Additional Shares to be added to the Conversion Rate as set forth pursuant to Section 8(iv) below.

Simultaneously with the Fundamental Change Notice, the Company shall issue a press release and publish a notice containing the foregoing information in a newspaper of general circulation in The City of New York or publish the information on its website or through such other public medium as the Company may use at that time and deliver a copy of such notice to the Transfer Agent.

(ii)  Upon the conversion of Series A Preferred Stock in connection with a Fundamental Change, a Holder will be entitled to receive a cash payment for all accumulated and unpaid dividends.  If the Effective Date is a date that is prior to the close of business on any Dividend Record Date, however, the Holder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.  If the Effective Date is a date that is after the close of business on any Dividend Record Date and prior the close of business on the corresponding Dividend Payment Date, all dividends, including accumulated and unpaid dividends, whether or not in arrears, with respect to the Series A Preferred Stock converted on such date, will be payable on such Dividend Payment Date to the record Holder of such shares on such Dividend Record Date.

(iii)  Purchase or Exchange Upon a Fundamental Change.

(a) Upon the occurrence of a Fundamental Change, Holders shall have the right, subject to the terms and conditions of this Certificate of Designations (including, without limitation, the availability of legally available funds to the Company), to require the Company to repurchase all of, or any portion of, such Holders’ shares of Series A Preferred Stock.  The Company shall purchase such Series A Preferred Stock at a price equal to 100% of the Liquidation Preference plus any accumulated and unpaid dividends, to, but excluding, the date that is not less than 30 nor more than 60 days after the Company mails notice of the occurrence of such Fundamental Change (the “Fundamental Change Purchase Date”).  If the Fundamental Change Purchase Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, (1) the Company shall pay the full amount of accumulated and unpaid dividends payable on such Dividend Payment Date only to the holder of record at the close of business on the corresponding Dividend Record Date and (2) the purchase price payable on the Fundamental Change Purchase Date shall include only the Liquidation Preference, but shall not include any amount in respect of dividends declared and payable on such corresponding dividend payment date.

(b) The Company may, subject to legally available funds, elect to pay the purchase price in cash, shares of Common Stock, or a combination of cash and Common Stock.  If the Company elects to pay all or a portion of the purchase price in shares of Common Stock, such shares of Common Stock shall be valued at a discount of 5% below the average of the daily Volume-Weighted Average Price per share for the ten consecutive Trading Days ending on the third Trading Day prior to the Fundamental Change Purchase Date; provided, however, that the Company shall not pay the purchase price in shares of Common Stock or a combination of shares of Common Stock and cash unless (1) the Company shall have given a timely Fundamental Change Notice including its intention to pay the purchase price or a specified percentage of the purchase price with shares of Common Stock and (2) such shares of Common Stock are registered under the Securities Act and the Exchange Act, in each case, if required.

(c) To exercise the right to require the Company to repurchase shares of Series A Preferred Stock as set forth under 9(ii)(a) herein, Holders must deliver a written notice (the “Fundamental Change Purchase Notice”) to the Transfer Agent prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date.  The Fundamental Change Purchase Notice must state:

(1) if certificated shares of Series A Preferred Stock have been issued, the Series A Preferred Stock certificate numbers, or if not, such information as may be required under the Depositary’s applicable procedures;

(2) the number of shares of Series A Preferred Stock to be purchased; and

(3) that the Company is to purchase such Series A Preferred Stock pursuant to the applicable provisions of the Series A Preferred Stock and this Certificate of Designations.

(d) Holders may withdraw any Fundamental Change Purchase Notice by a written notice of withdrawal delivered to the Transfer Agent prior to the close of business on the Business Day immediately preceding the Fundamental Change Purchase Date.  The notice of withdrawal must state:

(1) the number of the withdrawn shares of Series A Preferred Stock;

(2) if certificated shares of Series A Preferred Stock have been issued, the Series A Preferred Stock certificate numbers, or if not, such information as may be required under the Depositary’s applicable procedures; and

(3) the number, if any, of shares of Series A Preferred Stock that remain subject to the Fundamental Change Purchase Notice.

(e) Holders must either effect book-entry transfer or deliver the Series A Preferred Stock to be purchased, together with necessary endorsements, to the office of the Transfer Agent after delivery of the Fundamental Change Purchase Notice to receive payment of the fundamental change purchase price.  Holders shall receive payment in cash or shares of Common Stock, as applicable, on the later of the Fundamental Change Purchase Date or the time of book-entry transfer or the delivery of the Series A Preferred Stock.  If the Transfer Agent holds cash or securities sufficient to pay the fundamental change purchase price of the Series A Preferred Stock on the Business Day following the Fundamental Change Purchase Date, then, immediately after the Fundamental Change Purchase Date, whether or not book-entry transfer of the Series A Preferred Stock is made or whether or not the Series A Preferred Stock is delivered to the Transfer Agent or the Depositary: 1) the shares of Series A Preferred Stock shall cease to be outstanding; 2) dividends shall cease to accrue; and 3) all other rights of such Holders shall terminate.

(f) Notwithstanding the foregoing, the Company shall not be required to purchase shares of Series A Preferred Stock upon the occurrence of a Fundamental Change if (1) a third party agrees to purchase the shares of Series A Preferred Stock upon the occurrence of a Fundamental Change in the manner, at the times and otherwise in compliance with the requirements set forth in this Certificate of Designations applicable to a purchase of shares of Series A Preferred Stock upon the occurrence of a Fundamental Change and (2) the third party purchases the shares of Series A Preferred Stock on such basis.

(iv) Adjustment to the Conversion Rate Upon a Fundamental Change.

(a) If a Holder converts its Series A Preferred Stock at any time beginning on the Fundamental Change Notice Date after a notice is given to Holders regarding a Fundamental Change described in clause (b) of the definition of that term, and ending at the close of business on the 30th Trading Day immediately following the Effective Date of such Fundamental Change, the Company will increase the applicable Conversion Rate by a number of additional shares (the “Additional Shares”) for such Series A Preferred Stock as described in Section 8(iv)(b) hereof; provided that (a) such increase in the Conversion Rate shall not take place if such Fundamental Change is not consummated and (b) the Company shall issue shares of Common Stock at the Conversion Rate (without such increase) on or prior to the fifth Business Day following the Conversion Date and the Additional Shares described in Section 8(iv)(b) hereof will be issued after the later to occur of (i) the fifth Business Day following the Effective Date of such Fundamental Change and (ii) the fifth Business Day following the relevant Conversion Date.  On and after the Effective Date, Holders entitled to receive Additional Shares pursuant to this Section 8(iv)(a) shall, as set forth under Section 10 below, receive Reference Property based on the number of Additional Shares set forth above.

(b) The number of Additional Shares will be determined by reference to the table below, based on the Effective Date and the price of the Common Stock (the “Stock Price”). If the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for the Common Stock consists solely of cash, then the Stock Price will be the cash amount paid per share of the Common Stock. Otherwise, the Stock Price will be the average of the Closing Sale Price per share of the Common Stock for the five consecutive Trading Days immediately preceding the Effective Date of such Fundamental Change.

(c) The following table sets forth the number of Additional Shares per share of Series A Preferred Stock to be added to the Conversion Rate in connection with the Fundamental Change referred to in Section 8(iv)(a):

Number of Additional Shares

	Stock Price
Effective Date	$13.25	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$32.50	$35.00	$37.50	$40.00	$42.50	$45.00	$47.50	$50.00
Jan. 30, 2007	0.7543	0.7374	0.5701	0.4524	0.3665	0.3019	0.2521	0.2129	0.1815	0.1559	0.1349	0.1173	0.1025	0.0899	0.0790	0.0697
Jan. 20, 2008	0.7543	0.6725	0.5039	0.3877	0.3049	0.2442	0.1988	0.1640	0.1369	0.1154	0.0981	0.0841	0.0725	0.0628	0.0546	0.0476
Jan. 20, 2009	0.7543	0.6023	0.4231	0.3024	0.2198	0.1626	0.1225	0.0940	0.0735	0.0586	0.0475	0.0390	0.0325	0.0275	0.0234	0.0200
Jan. 20, 2010	0.7543	0.5658	0.3468	0.1738	0.0584	0.0120	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Thereafter	0.7543	0.5658	0.3468	0.1738	0.0584	0.0120	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The Stock Prices set forth in the table will be adjusted as of any date on which the Conversion Price of the Series A Preferred Stock is adjusted. The adjusted Stock Prices will equal the Stock Prices applicable immediately prior to the adjustment divided by a fraction, the numerator of which is the Conversion Price immediately prior to the adjustment to the Conversion Price and the denominator of which is the Conversion Price as so adjusted.

(iv) The exact Stock Price and Effective Date may not be set forth in the table, in which case:

(1) if the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares will be determined by straight-line interpolation between the Additional Share amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year;

(2) if the Stock Price is in excess of $50.00 per share (subject to adjustment in the same manner as the Stock Price), no Additional Shares will be added to the Conversion Rate; and

(3) if the Stock Price is less than or equal to $13.25 per share (subject to adjustment in the same manner as the Stock Price), no Additional Shares will be added to the Conversion Rate.

Section 9. Settlement Upon Conversion.

(i)  Pursuant to the procedures set forth in this Section 9, upon a conversion the Company shall have the right to deliver the Conversion Value, in lieu of shares of Common Stock, in cash or a combination of cash and shares of Common Stock, provided that the Company may only elect to deliver cash if its credit facilities in existence at that time permit such payment and assets are legally available to pay such amounts. Unless the Company has elected to call a Forced Conversion, it shall not be required to notify Holders of its method for settling its conversion obligation relating to the Conversion Value until the Series A Preferred Stock is submitted for conversion.

(ii)  If the Company receives a conversion notice from a Holder of Series A Preferred Stock, the following procedures shall apply:

(a) During the Settlement Notice Period, the Company shall notify any Holders of Series A Preferred Stock exercising a conversion right, if the Company elects to settle any portion of its conversion obligation in whole or in part in cash.  If the Company elects to settle the Conversion Value in a combination of cash and shares of Common Stock, it shall specify the percentage of the Conversion Value relating to the Series A Preferred Stock surrendered for conversion that will be paid in cash.  Any portion of the Conversion Value which the Company does not elect to settle in cash shall be settled in shares of Common Stock (except that the Company shall pay cash in lieu of issuing any fractional shares). The Company shall treat all Holders converting on the same Trading Day in the same manner.  The Company shall not, however, have any obligation to settle conversion obligations arising on different Trading Days in the same manner.  For example, the Company may choose on one Trading Day to settle in shares of Common Stock only and choose on another Trading Day to settle in cash or a combination of shares of Common Stock and cash.

(b) If the Company timely elects to pay cash for any portion of the Conversion Value, Holders may retract the conversion notice at any time during the Conversion Retraction Period; provided that no such retraction may be made (and a conversion notice shall be irrevocable) if the Company does not elect to deliver cash in lieu of shares of Common Stock (other than cash in lieu of fractional shares).

(c) Settlement amounts shall be computed as follows:

1) If the Company elects to satisfy a conversion solely in shares of Common Stock (other than with respect to fractional shares), it shall deliver to the Holder, for each share of Series A Preferred Stock, a number of shares of Common Stock equal to the applicable Conversion Rate.

2) If the Company elects to satisfy a conversion solely in cash, it shall deliver to the Holder, for each share of Series A Preferred Stock, cash in an amount equal to the Conversion Value.

3) If the Company elects to satisfy the conversion obligation in a combination of cash and shares of Common Stock, it shall deliver to the Holder, for each share of Series A Preferred Stock:

(i) a cash amount (the “Cash Amount”) (excluding any cash paid for fractional shares) equal to the product of (a) the Conversion Value and (b) the percentage of the conversion obligation to be satisfied in cash; and

(ii) a number of shares of common stock equal to the difference between: (a) the applicable Conversion Rate; minus (b) the number of shares of common stock equal to the quotient of (x) the Cash Amount divided by (y) the arithmetic average of the Volume-Weighted Average Price of the Common Stock on each Trading Day during the Cash Settlement Averaging Period.

Section 10. Recapitalizations, Reclassifications and Changes in the Company’s Stock.

(i) In the event of any reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or any consolidation or merger of the Company (other than with a Subsidiary of the Company) with or into another Person or any merger of another Person with or into the Company (other than, in any of the cases described above, a consolidation or merger in which the Company is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or any sale or other disposition to another Person (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company (computed on a consolidated basis) other than in connection with a liquidation or winding up of the Company (any of the foregoing, a “Transaction”), upon conversion of its shares of Series A Preferred Stock on and after the related effective date for such Transaction, a Holder will be entitled to receive the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock were convertible into immediately prior to such Transaction, after giving effect to any adjustment event (the “Reference Property”).  The provisions of this Section 10(i) and any equivalent thereof in any such securities similarly shall apply to successive Transactions.  For purposes of this paragraph, the type and amount of Reference Property to which a holder of Common Stock would have been entitled in the case of a reclassification, consolidation, merger, sale or other disposition that causes the Common Stock to be converted into the right to receive more than a single type of consideration, determined based in part upon any form of stockholder election, shall be deemed to be (a) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election or (b) if no holders of Common Stock make such an election, the types and amount of consideration actually received by such holders.

(ii) This provision does not limit the rights of Holders in the event of a Fundamental Change, including the Company’s obligation to increase the Conversion Rate by the additional number of shares in connection with a conversion or the

Company’s right to elect to adjust the conversion obligation pursuant to Section 9 hereof.

Section 11.  Notices.

(i) When the Company is required, pursuant to this Certificate of Designations, to give notice to Holders by issuing a press release, rather than directly to holders, the Company shall do so in a public medium that is customary for such press release; provided, however, that in such cases, publication of a press release through the Dow Jones News Service shall be considered sufficient to comply with such notice obligation.

(ii) When the Company is required, pursuant to this Certificate of Designations, to give notice to Holders without specifying the method of giving such notice, the Company may do so by sending notice via first class mail or by overnight courier to the Holders of record as of a reasonably current date or by publication, as provided in Section 11(iii) hereof.

(iii) When the Company is required, pursuant to this Certificate of Designations, to give notice by publication, the Company shall do so by publishing a notice in the national edition of The Wall Street Journal, The New York Times or a newspaper of national circulation chosen in good faith by the Company.

(iv) When the Company is required to give notice herein to any Holder within a specified number of Trading Days prior to a specified event, the Company will identify such Trading Days in good faith based on its reasonable expectations for the application of the definition of “Trading Days” set forth herein.  Any notice issued in reliance on such identification will satisfy the Company’s obligation with respect to the timing of such notice, notwithstanding any subsequent events that may cause such days to fail to be Trading Days.

Section 12. Form.

(i) The shares of Series A Preferred Stock shall be issued in the form of one or more permanent global shares (each, a share of “Global Preferred Stock”) in definitive, fully registered form with the global legend (the “Global Stock Legend”) as set forth on the form of Series A Preferred Stock Certificate attached hereto as Exhibit B, which is hereby incorporated in and expressly made a part of the terms of the Series A Preferred Stock.

(ii) Each share of Global Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).  The shares of Global Preferred Stock shall be deposited on behalf of the Holders represented thereby with the Transfer Agent as custodian for the Depositary, and registered in the name of the

Depositary or a nominee of the Depositary, duly executed by the Company and countersigned and registered by the Transfer Agent as hereinafter provided.

(iii) The aggregate number of shares represented by each share of Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and the Depositary or its nominee as hereinafter provided.  This Section 12 shall apply only to a share of Global Preferred Stock deposited with or on behalf of the Depositary.  The Company shall execute and the Transfer Agent shall, in accordance with this Section 12, countersign and deliver initially one or more shares of Global Preferred Stock that (a) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (b) shall be delivered by the Transfer Agent to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Transfer Agent as custodian for the Depositary pursuant to an agreement between the Depositary and the Transfer Agent.

(iv) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any share of Global Preferred Stock held on their behalf by the Depositary or by the Transfer Agent as the custodian of the Depositary, or under such share of Global Preferred Stock, and the Depositary may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such share of Global Preferred Stock for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any shares of Global Preferred Stock.

(v) Owners of beneficial interests in shares of Global Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Series A Preferred Stock, unless (x) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the shares of Global Preferred Stock or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and, in either case a successor is not appointed within 90 days or (y) the Company in its discretion determines not to have any of the Series A Preferred Stock represented by the shares of Global Preferred Stock.  Any Series A Preferred Stock that is exchangeable pursuant to the preceding sentence is exchangeable for certificated shares of Series A Preferred Stock issuable for such number of shares and registered in such names as the Depositary shall direct.  Subject to the foregoing, the shares of Global Preferred Stock are not exchangeable, except for shares of Global Preferred Stock representing the same aggregate number of shares and registered in the name of the Depositary or its nominee.

(vi)(a) An Officer shall sign the share of Global Preferred Stock for the Company, in accordance with the Company’s bylaws and applicable law, by manual or facsimile signature.

(b) If an Officer whose signature is on a share of Global Preferred Stock no longer holds that office at the time the Transfer Agent countersigns the share of Global Preferred Stock, the share of Global Preferred Stock shall be valid nevertheless.

(c) A share of Global Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such share of Global Preferred Stock.  The signature shall be conclusive evidence that such share of Global Preferred Stock has been authenticated under the terms of the Series A Preferred Stock.  Each share of Global Preferred Stock shall be dated the date of its authentication.

Section 13.  Fractional Shares.

No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued to Holders upon conversion.  In lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of shares of the Series A Preferred Stock surrendered by a Holder upon a conversion, such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (a) in the case of any payment of a stock dividend or payment in connection with an increased Conversion Rate, the Closing Sale Price on the Trading Day next preceding the issuance of such Common Stock or (b) in the case of Common Stock issuable upon conversion, the Closing Sale Price on the Trading Day next preceding the Conversion Date.

Section 14. Definitions.

(i) “Additional Shares” shall have the meaning ascribed thereto in Section 8(iv) hereof.

(ii)”Agent Members” shall have the meaning ascribed thereto in Section 12(iv) hereof.

(iii) “Board of Directors” means the Board of Directors of the Company and, as used herein, shall include any duly authorized committee of the Board of Directors.

(iv) “Board Resolution” shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Transfer Agent.

(v) “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

(vi) “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(vii) “Cash Settlement Averaging Period” means the 20 Trading Day period beginning on the Trading Day following the final Trading Day of the Conversion Retraction Period.

(viii) “Certificate of Incorporation” shall have the meaning ascribed thereto in the preamble hereof.

(ix) The “Closing Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which such Common Stock is traded or, if such Common Stock is not listed on a United States national or regional securities exchange, as reported by the National Quotation Bureau Incorporated.  In the absence of such a quotation, the Closing Sale Price of the Common Stock will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

(x) “Common Stock” shall mean the common stock, par value $0.01 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, merger, consolidation or similar transaction in which the Company is a constituent Corporation.  Following a Transaction pursuant to which the Series A Preferred Stock is convertible into Reference Property, the “Common Stock” for purposes of this Certificate of Designations shall mean a unit of such Reference Property based on one share of Common Stock immediately prior to such Transaction.

(xi) “Company” shall have the meaning ascribed thereto in the preamble hereof.

(xii) “Conversion Date” shall have the meaning ascribed thereto in Section 6(iii).

(xiii) “Conversion Price” shall have the meaning ascribed thereto in Section 6(i) hereof.

(xiv) “Conversion Rate” shall have the meaning ascribed thereto in Section 6(i) hereof.

(xv) “Conversion Retraction Period”means any time during the two Trading Day period beginning on the Trading Day after the final day of the Settlement Notice Period.

(xvi)”Conversion Shares” shall have the meaning ascribed thereto in Section 7(ii) hereof.

(xvii) “Conversion Value” means an amount equal to the product of the applicable Conversion Rate multiplied by the arithmetic average of the Volume-Weighted Average Price of the Common Stock on each Trading Day during the Cash Settlement Averaging Period.

(xviii)”Debt Obligations” shall mean all of the Company’s existing and future debt obligations or indebtedness of any kind.

(xix)”Delayed Dividends” shall have the meaning ascribed thereto in Section 2(vii) hereof.

(xx) “Depositary” shall mean Depository Trust Company (“DTC”) or its successor depositary.

(xxi) “DGCL” shall have the meaning ascribed thereto in the preamble hereof.

(xxii) “Distribution Date” shall have the meaning ascribed thereto in Section 7(ii)(a) hereof.

(xxiii) “Dividend Payment Date” shall mean January 15, April 15, July 15 and October 15 of each year (or the next succeeding Business Day if such date is not a Business Day), commencing April 15, 2007.

(xxiv) “Dividend Rate” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xxv) “Dividend Record Date” shall mean (a) with respect to a dividend payment other than Delayed Dividends, the first calendar day (or the next succeeding Business Day if such day is not a Business Day) of the calendar month in which such Dividend Payment Date falls and (b) with respect to Delayed Dividends, the record date selected pursuant to Section 2(vii) hereof.

(xxvi) “DTC” shall mean the Depository Trust Company or its successor depositary.

(xxvii) “Effective Date” shall mean the actual effective date of a Fundamental Change.

(xxviii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(xxix) “Expiration Time” shall have the meaning ascribed thereto in Section 7(i)(e) hereof.

(xxx) “Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

(xxxi) “Forced Conversion” shall have the meaning ascribed thereto in Section 5(i) hereof.

(xxxii) “Forced Conversion Date” shall have the meaning ascribed thereto in Section 5(ii) hereof.

(xxxiii) “Fundamental Change” means (a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, its Subsidiaries or any employee benefit plan of the Company or any of its Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that the person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of the Company representing more than 50% of the voting power of its common equity other than a filing with a disclosure relating to a transaction which complies with the proviso in subsection (b) of this paragraph; (b) consummation of any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Subsidiary of the Company; provided, however, that a transaction where the holders of more than 50% of all classes of the common equity of the Company immediately prior to the transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after the event shall not be a Fundamental Change; (c) the Company is liquidated or dissolved or holders of its Capital Stock approve any plan or proposal for its liquidation or dissolution; or (d) the Common Stock is neither listed on a national securities exchange nor listed nor approved for quotation on an over-the-counter market in the United States; provided, however, that a Fundamental Change shall not be deemed to have occurred in the case of a share exchange, merger or consolidation, or in an exchange offer having the result described in subsection (a) of this paragraph, if 90% or more of the consideration in the aggregate paid for Common Stock (and excluding cash payments for fractional shares and cash payment pursuant to dissenters’ appraisal rights) in the share exchange, merger or consolidation or exchange offer constituting the Fundamental Change consists of shares of common stock of a United States company with full voting rights traded on a national securities exchange (or which shall be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as “Publicly Traded Securities”).

(xxxiv) “Fundamental Change Notice” shall have the meaning ascribed thereto in Section 8(i) hereof.

(xxxv) “Fundamental Change Notice Date” shall have the meaning ascribed thereto in Section 8(i) hereof.

(xxxvi) “Fundamental Change Purchase Date” shall have the meaning ascribed thereto in Section 8(iii)(a) hereof.

(xxxvii) “Global Preferred Stock” shall have the meaning ascribed thereto in Section 12(i) hereof.

(xxxviii) “Global Stock Legend” shall have the meaning ascribed thereto in Section 12(i) hereof.

(xxxix) “Holders” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xl) “Issue Date” shall mean January 30, 2007, the original date of issuance of the Series A Preferred Stock.

(xli) “Junior Stock” shall mean the Common Stock and each other class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(xlii) “Liquidation Preference” shall have the meaning ascribed thereto in Section 2(i) hereof.

(xliii) “Market Value” means, with respect to any date of determination, the average Closing Sale Price of the Common Stock for a five consecutive Trading Day period on the NASDAQ Global Select Market (or such other national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose) preceding the earlier of (i) the day preceding the date of determination and (ii) the day before the “ex date” with respect to the issuance or distribution requiring such computation.  For purposes of this definition, the term “ex date” when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the NASDAQ Global Select Market or other principal

U.S. securities exchange or quotation system on which the Common Stock is listed or quoted at that time, without the right to receive the issuance or distribution.

(xliv) “Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer, or the General Counsel of the Company.

(xlv) “Officer’s Certificate” means a certificate signed by two Officers of the Company.

(xlvi) “Opinion of Counsel” shall mean a written opinion from legal counsel who is acceptable to the Company or the Transfer Agent.  The counsel may be an employee of or counsel to the Company or Transfer Agent.

(xlvii) “Parity Stock” shall mean any class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank on parity with the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(xlviii) “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

(xlix) “Purchased Shares” shall have the meaning ascribed thereto in Section 7(i)(e) hereof.

(l) “Redemption Date” shall have the meaning ascribed thereto in Section 5(vi).

(li) “Reference Property” shall have the meaning ascribed thereto in Section 10(i) hereof.

(lii) “SEC” shall mean the Securities and Exchange Commission.

(liii) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

(liv) “Senior Stock” shall mean each class of Capital Stock or series of preferred stock established after the Issue Date, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

(lv) “Series A Preferred Stock” shall have the meaning ascribed thereto in the preamble hereof.

(lvi) “Settlement Notice Period” means any time on or prior to the date that is three Trading Days following the Conversion Date.

(lvii) “Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

(lviii) “Trading Day” means a day (i) on which the principal exchange or market on which the Common Stock is traded is open for trading and (ii) that is not a Disrupted Trading Day. If there is no exchange or market on which the Common Stock is traded, “Trading Day” means any Business Day. A “Disrupted Trading Day” means a Trading Day on which shares of Common Stock experience any of the following during the one-hour period ending at the conclusion of the regular Trading Day: (a) any suspension of or limitation imposed on the trading of shares of Common Stock on any national or regional securities exchange or association or over-the-counter market; (b) any event (other than an event listed under subsection (c) below) that disrupts or impairs the ability of market participants in general to (i) effect transactions in or obtain market values for shares of Common Stock on any relevant national or regional securities exchange or association or over-the-counter market or (ii) effect transactions in or obtain market values for futures or options contracts relating to shares of Common Stock on any relevant national or regional securities exchange or association or over-the-counter market; or (c) any relevant national or regional securities exchange or association or over-the-counter market on which shares of Common Stock trade closes on any exchange Trading Day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such Trading Day.

(lix) “Transaction” shall have the meaning ascribed thereto in Section 10(i) hereof.

(lx) “Transfer Agent” means Computershare Trust Company, Inc. unless and until a successor is selected by the Company, and then such successor; provided that any Transfer Agent may also serve as paying agent or conversion agent, as the case may be.

(lxi) “Triggering Event” means a specified event the occurrence of which entitles the holders of rights, options or warrants to exercise such rights, option or warrants.

(lxii) “Volume-Weighted Average Price” means, as to the Common Stock per share on a Trading Day, the volume-weighted average price per share of

Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “EPEX UQ <equity> AQR” (or any successor thereto) in respect of the period from the scheduled open of the primary exchange or market on which the Common Stock is listed or traded to the scheduled close of such exchange or market on such Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained for such purpose by the Company).

Section 15. Miscellaneous.

(i) Notwithstanding any provision herein to the contrary, in accordance with Sections 4, 5, 6, 7 or 8, the procedures for conversion of shares of Series A Preferred Stock not held in certificated form will be governed by arrangements among the Depositary of the shares of Series A Preferred Stock, its participants and Persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates.  Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the Depositary from time to time including procedures for the payment of funds equal to dividends payable to which a Holder is not entitled upon conversion and taxes or duties, if any.

(ii) The liquidation preference and the annual dividend rate set forth herein each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock.  Such adjustments shall be determined in good faith by the Board of Directors (and such determination shall be conclusive) and submitted by the Board of Directors to the Transfer Agent.

(iii) For the purposes of Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(iv) If the Company shall take any action affecting the Common Stock, other than any action described in Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders, then the Conversion Price may (but shall not be required to be) be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

(v) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series A Preferred Stock not theretofore converted.  For purposes of this Section 15(v), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(vi) The Company covenants that any shares of Common Stock issued upon conversion of the Series A Preferred Stock or issued in respect of a stock dividend payment or Additional Shares in connection with an increased Conversion Rate shall be validly issued, fully paid and non-assessable.

(vii) The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of the Series A Preferred Stock pursuant thereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of the Series A Preferred Stock to be converted and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid or is not applicable.

(viii) Except as otherwise provided in Section 5(vi) hereof, the Series A Preferred Stock is not redeemable.

(ix) The Series A Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Company.

(x) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.  If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(xi) Series A Preferred Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of Series A Preferred Stock.

(xii) Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Series A Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the Holders of such shares shall look only to the general funds of the Company for the payment thereof.  Any interest accumulated on funds so deposited shall be paid to the Company from time to time.

(xiii) Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designations or the Certificate of Incorporation.

(xiv) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(xv) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(xvi) Shares of Series A Preferred Stock that (a) have not been issued on or before March 9, 2007 or (b) have been issued and reacquired in any manner, including shares of Series A Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

(xvii) If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred

Stock certificate and bond and indemnity, if requested, satisfactory to the Company and the Transfer Agent.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by                                       ,                                            of the Company this            day of January, 2007.

[Signature Page Follows]

EDGE PETROLEUM CORPORATION
By:
Name:
Title:

[Signature Page to Certificate of Designations]

EXHIBIT A

FORM OF NOTICE OF CONVERSION

(To be Executed by the Registered Holder
in order to convert the 5.75% Series A Cumulative Convertible Perpetual Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”), as of the date written below, ___ shares of 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), represented by stock certificate No(s). ___ (the “Preferred Stock Certificates”) into shares of common stock, par value $0.01 per share (“Common Stock”), of Edge Petroleum Corporation (the “Company”) according to the conditions of the Certificate of Designations establishing the terms of the Series A Preferred Stock, dated January         , 2007, as such may be amended from time to time (the “Certificate of Designations”).  If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates.  No fee will be charged to the holder for any conversion, except for transfer taxes, if any.  A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

The Company is not required to issue shares of Common Stock, cash and/or a combination of shares and cash (and/or check in respect of the cash amount), at the Company’s option until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Company or its Transfer Agent.  The Company shall issue and deliver shares of Common Stock to an overnight courier as promptly as practicable following receipt of the original Preferred Stock Certificate(s) to be converted.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:
Applicable Conversion Rate:
Number of Shares of Series A Preferred Stock:
Number of Shares of Common Stock to be Issued(1):
Signature:
Name:
Address(2):
Fax No.:

(1)             The undersigned recognizes that the Company has the right, subject to the terms of the Certificate of Designations, to make payment in shares of Common Stock, cash or a combination of shares and cash, at the Company’s option.

(2)             Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

A-1

EXHIBIT B

FORM OF SERIES A PREFERRED STOCK CERTIFICATE

5.75% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK
(Liquidation Preference $50 per Share)

Edge Petroleum Corporation

Incorporated under the Laws of the State of Delaware

CUSIP: 279862205
CERTIFICATE NUMBER 1    _________ SHARES

This represents and certifies that CEDE & CO is the owner of _______ fully paid and non-assessable shares of 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $50 per Share), of Edge Petroleum Corporation (the “company”) transferable upon the books of the company by the holder hereof in person or by the holder’s duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Certificate of Incorporation and all amendments thereto (copies of which are on file at the office of the company), to which the holder hereof by acceptance hereof expressly assents.

[INSERT IF GLOBAL PREFERRED STOCK] UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN  PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL PREFERRED STOCK SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

IN WITNESS WHEREOF, Edge Petroleum Corporation has executed this Certificate as of the date set forth below.

EDGE PETROLEUM CORPORATION

By:

Name:
Title:

By:

Name:
Title:

Dated:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

This is one of the certificates representing shares of Series A Preferred Stock referred to in the within mentioned Certificate of Designations.

as Transfer Agent

By:

Name:
Title: Authorized Signatory

Dated:

REVERSE OF THE SECURITY

The company will furnish to any stockholder, upon request and without charge, a full statement of the information required by §151(f) of the General Corporation Law of the State of Delaware with respect to the powers, designations, preferences and relative, participating, optional, or other special rights of the 5.75% Series A Cumulative Convertible Perpetual Preferred Stock (Liquidation Preference $50 per Share) and the qualifications, limitations or restrictions on those preferences and/or rights of such preferred stock and each other class or series authorized to be issued.  Any such request must be made to the secretary of the company or to the Transfer Agent.

ASSIGNMENT

For Value Received, ___________hereby sells, assigns and transfers unto_________(print or typewrite name, address and social security or other identifying number of assignee)       Shares of the stock represented by this Certificate, and does hereby irrevocably constitute and appoint                                       attorney, to transfer the said stock on the books of the within named company with full power of substitution in the premises.

Dated:_____________

X_________________________________________________________

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE, IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT, OR ANY CHANGE WHATEVER.